Exhibit 10.56
January 29, 2008
Mr. Larry Bouman
c/o NeuStar, Inc.
46000 Center Oak Plaza
Sterling, VA 20166
Re: Status Change Agreement
Dear Larry:
This agreement (the “Agreement”) confirms the change of your employment status (the “Status Change”) with Neustar, Inc. (the “Company”) effective Friday, February 15, 2008 (the “Status Change Date”) and your employment and termination arrangements thereafter.
1. Position and Duties. You will remain a full-time employee in your current capacity as Senior Advisor to management until the Status Change Date. During the Part-Time Term (as defined below), the Company hereby agrees to employ you on a part-time basis from and after the Status Change Date. You hereby accept such employment. During the Part-Time Term, you shall provide an average of at least 20 hours of service per regular work week on a schedule to be determined between you and the Company. You shall be subject to, and shall act in accordance with, the instructions and directions of the Company. The services shall be of a dignity comparable with your current full-time position and may include, without limitation, special projects related to product development processes, advice regarding technology operations in Israel, recruitment of a Vice President of technology operations, and oversight of acquisition integration. During your employment hereunder, the Company shall reimburse you for reasonable business expenses incurred in connection with the performance of your duties hereunder in accordance with the Company’s usual policies and practices, including those as to approval and documentation. Your office shall be at the same Company facility at which it was located immediately prior to the Status Change Date.
2. Part-Time Term. The term of your part-time employment shall commence as of the Status Change Date and end on June 30, 2008; provided, however, that if the Company determines you have incurred a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended, and regulations thereunder prior to such date, the term shall end on the date of such separation from service (the “Part-Time Term”); and provided, further, that the Company may terminate this Agreement at any time for Cause, or as a result of violation by you of your obligations set forth herein. The date on which your employment terminates pursuant to the preceding sentence shall be referred to herein as the “Termination Date.” For purposes hereof, “Cause” means (i) acts by you that constitute fraud, theft, dishonesty or willful misconduct with regard to the Company or in connection with your duties for the Company, (ii) your willful engagement in conduct materially injurious to the Company, (iii) your failure to attempt in good faith to comply with the lawful instructions of the Company, (iv) your indictment for, conviction of, or plea of no contest to, a charge of a felony (other than a traffic violation) or any other crime involving fraud, dishonesty or moral turpitude, (v) any breach of the Agreement Respecting Noncompetition, Nonsolicitation and Confidentiality dated January 29, 2008 between you and the Company (the “Noncompetition Agreement”), or (vi) the reasonable determination by the Company that you have failed to comply with the Company’s Code of Business Conduct, as it may be amended from time to time.
3. Compensation. During the Part-Time Term, the Company shall continue to pay you at a rate of base salary equal to the base salary rate in effect immediately prior to the Status Change Date ($425,000 per year). Such amount shall be payable in installments through the Company’s normal payroll practices. Such payments shall be in lieu of any paid time off entitlement as of the date hereof, and you will not accrue nor be eligible for paid time off during the Part-Time Term. You will be eligible for an annual bonus for 2007 pursuant to the Annual Performance Incentive Plan (“PIP”), in accordance with the terms of the PIP. You will also be eligible for an annual bonus for 2008 pursuant to the PIP, based upon Company performance and a target of 100% of your annual base salary ($425,000), pro-rated based on your days of service through the Termination Date. Such annual bonuses for 2007 and 2008 through the PIP will be paid at the time bonuses are paid to the Company’s other senior employees for the relevant year pursuant to the terms of the PIP. Additionally, subject to your execution and non-revocation of a release in the form attached as Exhibit A hereto within 21 days following the Termination Date, as compensation for the agreements made by you herein, as soon as practicable following January 1, 2009, the Company shall pay you a special bonus equal to $212,500, less applicable withholding.
4. Restricted Stock Award. In consideration of the services to be provided hereunder, the Compensation Committee of the Board of Directors of the Company has granted you a restricted stock award of 20,000 shares of the Company’s common stock pursuant to the Company’s 2005 Stock Incentive Plan and a Restricted Stock Agreement dated January 21, 2008 between you and the Company (the “Restricted Stock Agreement”). You hereby acknowledge that the performance threshold (at least 100% of the Company’s target performance under the PIP for 2007) for your award dated March 5, 2007 of 50,000 restricted stock units in respect of shares of the Company’s common stock was not met.
5. Employee Benefits. You recognize that your status as an employee for any equity or benefit plans shall be determined by applicable law, and the Company makes no representation or warranty as to such status or treatment. During the Part-Time Term, you may participate in the Company’s benefit plans to the extent you are eligible as a result of your part-time employee status and the number of hours you actually work. Notwithstanding the foregoing, as of the date hereof, you shall not be a participant in any employee benefit plans, programs, policies or arrangements providing for severance or termination pay, including but not limited to the Key Employee Severance Pay Plan (collectively, “Severance Arrangements”), and you shall have no rights to any severance or termination payments, or any other compensation or benefits on account of your separation from service, under any Severance Arrangements. For purposes of this Agreement, the Restricted Stock Agreement shall not be considered a Severance Arrangement.

6. Other Employment. In the event that you commence any other employment or material consulting activities prior to the Termination Date, you shall promptly notify the Company. If the Company in good faith determines that such activities will materially interfere with your ability to timely and adequately perform your services hereunder (or thereafter they so interfere), the Company may terminate your employment hereunder if you perform such activities (or do not cease such activities within 10 days) after being notified thereof.
7. Post-Term Consulting. Following the Termination Date through December 31, 2008 (the “Consulting Period”), you shall be available via telephone, e-mail, or other means of telephonic or electronic communication to provide consulting services from time to time as the Company shall reasonably request. You and the Company acknowledge that the level of services performed during the Consulting Period are intended to be permanently decreased to no more than 20% of the average level of services you performed (whether as an employee or an independent contractor) for the Company over the immediately preceding 36-month period (or your full period of services to the Company, if less than 36 months) prior to the Termination Date. In consideration for such services, the Company shall reimburse a portion of your premium for continuation coverage under the Company’s medical plans (corresponding to the portion of such premium the Company pays for its active employees) for you and your eligible dependents during the Consulting Period, provided you timely elect such coverage and pay the applicable premium, and provided further that such reimbursement shall be made prior to December 31, 2009. You will receive no other employee benefits following the Termination Date, except as expressly set forth herein or pursuant to the terms of the Company’s benefit plans.
8. Confidentiality of Agreement. The terms and conditions of this Agreement are and shall be deemed to be confidential, and, unless required by law, shall not be disclosed by you to any person or entity without the Company’s prior written consent, except for purposes of consultation with accountants and attorneys, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of this Agreement. You represent that there has been no disclosure of the terms and conditions of this Agreement to any person or entity in violation of the preceding sentence. It is also agreed that nothing in this Agreement shall prohibit you from discussing any matter contained herein with your spouse and that such discussions or disclosures shall not be deemed a breach of this Agreement.
9. Transition. You acknowledge that you will cooperate as reasonably requested by the Company to facilitate an orderly transition of your employment duties.
10. Miscellaneous.
     (a) Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:
NeuStar, Inc.
46000 Center Oak Plaza
Sterling, VA 20166
Attention: General Counsel
If to you:
          at the last address on the books of the Company
          or to such other address as any party hereto may designate by notice to the other, and shall be deemed to have been given upon receipt.
     (b) Entire Agreement. This Agreement, the Restricted Stock Agreement, and the Noncompetition Agreement contain the entire understanding and agreement between the parties concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including but not limited to any Severance Arrangements.
     (c) Amendment; Waiver. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. The failure of either party hereto at any time to require the performance by the other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.
     (d) Assignment. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by you. As used in the Agreement, the “Company” shall mean both the Company as defined above and any successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.
     (e) Withholding. The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.
     (f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.
     (g) Construction. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
     (h) Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.
     (i) Legal Representation. You acknowledge and confirm that you have had the opportunity to seek such legal, financial and other advice and representation as you have deemed appropriate in connection with this Agreement.
     (j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     (k) Acceptance of Agreement. You may accept this Agreement by signing it and returning it to Doug Arnold, Senior Vice President — Human Resources, NeuStar, Inc., 46000 Center Oak Plaza, Sterling, VA 20166.

NEUSTAR, INC.
By:	/s/ Jeffrey E. Ganek
	Name:	Jeffrey E. Ganek
	Title:	Chairman and Chief Executive Officer

/s/ Larry Bouman
Larry Bouman
Date: 1/29/08

Exhibit A
GENERAL RELEASE
          1. This General Release (the “Release”) is entered into by and between Neustar, Inc. (the “Company”) and Larry Bouman (“you”) in consideration of the payments and other benefits provided pursuant to the Status Change Agreement dated as of January 29, 2008 (the “Status Change Agreement”) and is effective as of the Effective Date (as defined in paragraph 9 below). Capitalized terms used but not defined herein shall have the meanings set forth in the Status Change Agreement.
          2. You acknowledge and agree that the payments and other benefits provided pursuant to the Status Change Agreement and this Release: (i) are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company as of the date hereof; and (ii) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between you and the Company.
          3. (a) In consideration for the payments and other benefits set forth in the Status Change Agreement and in paragraph 1 of this Release, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its past, present and future parents, subsidiaries, divisions, affiliates, partnerships, joint ventures, related business entities, predecessors and successors, and with respect to each such entity, its past, present and future directors, officers, principals, shareholders, members, partners, employees, agents, consultants, attorneys, servants, representatives, heirs, fiduciaries, trustees, administrators, employee benefit plans or funds, insurers of such benefit plans and funds, and successors and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the “Company Entities”) from any and all claims, demands, debts, obligation, form of damages, causes of action, injunctive or equitable relief, fees, expenses, and liabilities of any kind whatsoever, in both law and equity, whether anticipated or unanticipated, known or unknown, fixed or contingent, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date you sign this Release.
               (b) Without limiting the generality of the foregoing, this Release is intended to and shall release the Company Entities from any and all claims, whether known or unknown, anticipated or unanticipated, which Releasors ever had, now have, or may have against the Company Entities arising out of your employment and/or your separation from that employment, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the National Labor Relations Act, the Labor-Management Relations Act, the Worker Retraining and Notification Act, the Americans with Disabilities Act, the Rehabilitation Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), and the Family and Medical Leave Act; (ii) any claim under the laws, regulations, or administrative codes of the State of Delaware, the District of Columbia, and the Commonwealth of Virginia (including, without limitation, the Virginia Human Rights Act, the Virginia Equal Pay Act, and the Virginia Handicapped Discrimination Law); (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to discrimination, harassment, breach of contract (express or implied), breach of the covenant of good faith and fair dealing, breach of fiduciary duty, wrongful discharge, impairment of ability to compete in the open labor market, loss of future earnings, fraud, misrepresentation, detrimental reliance, defamation, slander, infliction of emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys’ fees, costs, disbursements and/or the like. Nothing in this Release shall be a waiver of claims that may arise after the date on which you sign this Release; rights of indemnification to which you were entitled immediately prior to the date on which you sign this Release under the Company’s Certificate of Incorporation, Bylaws or otherwise with regard to your service with the Company; or rights, if any, pursuant to the Restricted Stock Agreement dated January 21, 2008 between you and the Company (the “Restricted Stock Agreement”).
          4. You represent and warrant that you have not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against Company Entities in any court or before any administrative or investigative body or agency and/or that you are hereby withdrawing with prejudice any such complaints, charges, or actions that you may have filed against Company Entities. You further acknowledge and agree that by virtue of the foregoing, you have waived all relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in paragraph 3 above. Notwithstanding the foregoing, nothing in this Release shall be construed to prevent you from filing a charge with, or participating in an investigation conducted by, the U.S. Equal Employment Opportunity Commission or applicable state or local agency, provided that you shall not be eligible to receive any monetary, injunctive or other relief of any kind in connection with such charge. In addition, nothing in this Release shall be construed to prevent you from asserting a claim under the Older Workers Benefit Protection Act concerning the enforceability of this release of claims under the Age Discrimination in Employment Act.
          5. This Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
          6. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.
          7. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.
          8. This Release shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to its principles of conflicts of law.

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          9. You understand that this Release constitutes the complete understanding between the Company and you and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities (other than the Status Change Agreement, the Restricted Stock Agreement and the Agreement Respecting Noncompetition, Nonsolicitation and Confidentiality dated January 29, 2008 between you and the Company). No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date of this Release.
          10. You acknowledge that you: (a) have carefully read this Release in its entirety; (b) have had an opportunity to consider for at least 21 days the terms of this Release; (c) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Release; (d) fully understand the significance of all of the terms and conditions of this Release and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Release; and (f) are signing this Release voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.
          11. You understand that you will have at least 21 days from the date of receipt of this Release to consider the terms and conditions of this Release. You may accept this Release by signing it and returning it to Doug Arnold, Senior Vice President — Human Resources, NeuStar, Inc., 46000 Center Oak Plaza, Sterling, VA 20166, on or before the expiration of such 21 day period. After executing this Release, you shall have seven days (the “Revocation Period”) to revoke this Release by indicating your desire to do so in writing delivered to Martin Lowen, General Counsel, at the address above no later than 5 p.m. on the seventh day after the date you sign this Release. The effective date of this Release shall be the eighth day after it is signed by you (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Release as set forth above, or in the event you revoke this Release during the Revocation Period, this Release, including but not limited to the obligation of the Company to provide the payment(s) and other benefits set forth in the Status Change Agreement that are expressly conditioned upon execution of this Release, shall be deemed automatically null and void.

LARRY BOUMAN
Signature:

Date:

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